 Exhibit 1—For Immediate Release

NRDC Acquisition Corp.: Failure to Satisfy a Continued Listing Rule Based on a Lack of Shareholder Meeting in 2008

NEW YORK, February 17, 2009 - NRDC Acquisition Corp. (NYSE Alternext US: NAQ) announced today that on February 10, 2009, it received notice from the staff of the NYSE Alternext US LLC (the “Exchange”) that the Company does not meet one of the Exchange’s continued listing standards because it did not hold an annual meeting of its shareholders in 2008 as required in Section 704 of the Exchange’s Company Guide.

The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by March 10, 2009 to demonstrate the ability to regain compliance with the requirement to hold an annual meeting by August 10, 2009.  The Company is aware of its obligations under the Company Guide, and is currently consulting with its professional advisors in connection with the submission of a plan of compliance.  If the Company does not submit such a plan or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.  The Company intends to file a plan of compliance with the Exchange by March 10, 2009.

About NRDC Acquisition Corp.

NRDC is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more assets or control of one or more operating businesses.  Since its initial public offering, NRDC’s activities have been limited to identifying and evaluating prospective acquisition targets.

Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on our current expectations, estimates and projections.  Words such as “will,” “intends,”  “expects,” “believes” and similar expressions are used to identify these forward-looking statements.  These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict.  Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate.  Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.  As a result, these statements speak only of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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